Exhibit 99.1
Summary of Fiscal 2008 Executive Cash Incentive Compensation Program
     SkillSoft’s named executive officers for the fiscal year ended January 31, 2007 are eligible to receive cash incentive compensation in the form of quarterly and annual bonuses for the fiscal year ending January 31, 2008. The bonus opportunities are linked to SkillSoft’s achievement of defined quarterly and annual company performance metrics. Specifically, the quarterly performance metrics relate to the achievement of adjusted EBITDA (defined as the company’s operating income, plus the amount of depreciation and amortization expense, stock-based compensation expense, restructuring charges and restatement-related expense) and bookings objectives. The annual performance metrics relate to the achievement of revenue, adjusted EBITDA and customer satisfaction objectives. The performance objectives on which bonus payments are based are fixed by the Compensation Committee of the Board of Directors. For the fiscal year ending January 31, 2008, certain of these performance objectives have been established by the Compensation Committee, while others will be determined within the next two months after SkillSoft completes its review and integration plans with respect to the NETg business, which SkillSoft acquired on May 14, 2007. Finally, the fiscal 2008 opportunities have been prorated as a result of the timing of approval of the executive compensation plans.
     The quarterly target bonus for each executive officer is set forth in the table below. 50% of each executive’s quarterly target bonus is based on adjusted EBITDA and 50% is based on bookings. The quarterly bonus that each executive officer may receive in any particular quarter is between zero and 150% of his quarterly target bonus.
     The annual target bonus for each executive officer is also set forth in the table below. 40% of each executive’s annual target bonus is based on revenue, 40% is based on adjusted EBITDA and 20% is based on customer satisfaction. The annual bonus that each executive officer may receive is between zero and 150% of his annual target bonus.

		Total Quarterly
		Target Bonus	Annual Target
Name	Title	Opportunity	Bonus Opportunity
Chuck Moran	Chairman, President and Chief Executive Officer	$227,081	$227,081
Jerry Nine	Chief Operating Officer	$112,784	$112,784
Tom McDonald	Executive Vice President & Chief Financial Officer	$88,812	$88,812
Mark Townsend	Executive Vice President, Technology	$75,000	$75,000
Colm Darcy	Executive Vice President, Content Development	$75,000	$75,000